Atrion Reports Second Quarter Results

Diluted EPS Increases by 16%

ALLEN, TX -- (Marketwire - August 04, 2010) - Atrion Corporation (NASDAQ: ATRI) today announced that for the second quarter of 2010 diluted earnings per share were up 16% and revenues were up 7% compared to the results for the second quarter of 2009.

Atrion's revenues for the quarter ended June 30, 2010 totaled $27,881,000 compared with $26,001,000 in the same period in 2009. On a diluted per share basis, earnings for the period increased to $2.67 as compared to $2.30 in the same quarter of last year. Net income for the second quarter totaled $5,431,000 compared to $4,657,000 in last year's second quarter.

Commenting on the Company's performance for the second quarter compared with the same period last year, Emile A. Battat, Chairman and CEO, said, "We are very pleased with the growth in revenues and earnings in the current-year period. Revenues were higher in all major product categories, except for ophthalmic products which showed a substantial decline compared to the record level achieved in last year's second quarter." Mr. Battat continued, "Sales to the Marine and Airline markets increased sharply in this year's second quarter as those sectors of the economy showed some recovery from the deep downturn suffered during the recession." Mr. Battat added, "Cash flow in this year's second quarter was exceptionally strong, with cash and investments reaching $37 million at the end of June 2010, an increase of $7.6 million during the quarter."

Revenues for the first six months of 2010 of $54,782,000 were 7% higher than revenues of $51,048,000 in the first half of 2009. Diluted earnings per share for the first half of 2010 increased 14% to $4.98 from $4.37 in the first six months of 2009.

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

                           ATRION CORPORATION
               UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands, except per share data)

                                       Three Months         Six Months
                                      Ended June 30,      Ended June 30,
                                    ------------------  ------------------
                                      2010      2009      2010      2009
                                    --------  --------  --------  --------
Revenues                            $ 27,881  $ 26,001  $ 54,782  $ 51,048
Cost of goods sold                    14,851    13,970    29,727    27,929
                                    --------  --------  --------  --------
  Gross profit                        13,030    12,031    25,055    23,119
Operating expenses                     4,850     4,994     9,837     9,974
                                    --------  --------  --------  --------
  Operating income                     8,180     7,037    15,218    13,145

Interest income                          213       127       374       229
Other income                              --        --         1         1
                                    --------  --------  --------  --------
Income before income taxes             8,393     7,164    15,593    13,375
Income tax provision                  (2,962)   (2,507)   (5,464)   (4,584)
                                    --------  --------  --------  --------
  Net income                        $  5,431  $  4,657  $ 10,129  $  8,791
                                    ========  ========  ========  ========

Income per basic share              $   2.69  $   2.35  $   5.01  $   4.45
                                    ========  ========  ========  ========

Weighted average basic shares
 outstanding                           2,022     1,980     2,020     1,977
                                    ========  ========  ========  ========

Income per diluted share            $   2.67  $   2.30  $   4.98  $   4.37
                                    ========  ========  ========  ========

Weighted average diluted shares
 outstanding                           2,033     2,021     2,032     2,012
                                    ========  ========  ========  ========

                             ATRION CORPORATION
                        CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                     June 30,    Dec. 31,
ASSETS                                                 2010        2009
                                                    ----------- -----------
                                                    (Unaudited)
Current assets:
  Cash and cash equivalents                         $     4,786 $    20,694
  Short-term investments                                  3,844       4,230
                                                    ----------- -----------
  Total cash and short-term investments                   8,630      24,924
  Accounts receivable                                    11,804      11,026
  Inventories                                            18,168      18,675
  Prepaid expenses and other                              1,416         981
  Deferred income taxes                                     596         596
                                                    ----------- -----------
    Total current assets                                 40,614      56,202

Long-term investments                                    28,365      11,477

Property, plant and equipment, net                       51,198      53,141
Other assets                                             11,954      11,929
                                                    ----------- -----------

                                                    $   132,131 $   132,749
                                                    =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                     8,481       6,682
  Line of credit                                             --          --
  Other non-current liabilities                           9,149       9,336
  Stockholders' equity                                  114,501     116,731
                                                    ----------- -----------

                                                    $   132,131 $   132,749
                                                    =========== ===========

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800